UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2007

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2007, Xethanol Corporation (“Xethanol”), the registrant, entered into a Stock Purchase and Termination Agreement (the “Agreement”) with H2Diesel Holdings, Inc. (“Holdings”), and Holdings’ wholly-owned subsidiary, H2Diesel, Inc. On signing the Agreement, Holdings paid Xethanol a $250,000 non-refundable deposit that will apply towards the purchase price described below. Xethanol and H2Diesel, Inc. are parties to an Amended and Restated Sublicense Agreement dated June 15, 2006, a Technology Access Agreement dated June 15, 2006 and a Letter Agreement regarding registration rights dated October 16, 2006. Xethanol currently owns 5,850,000 shares of common stock, par value of $0.001 per share, of Holdings. The common stock of Holdings is quoted on the OTC Bulletin Board under the trading symbol HTWO.OB. According to Yahoo Finance, the closing price of the common stock of Holdings on October 5, 2007 was $7.00 per share, and the average daily trading volume over the previous three months was approximately 9,200 shares.

Under the Agreement, which provides for a future closing as described below, Xethanol agreed to sell to Holdings 5,460,000 shares of the common stock of Holdings, or approximately 31.6% of Holdings’ outstanding common stock. The purchase price is $7.0 million, or approximately $1.28 per share. In addition, the agreements described in the previous paragraph will be terminated at the closing, and a $50,000 loan from Xethanol to H2Diesel will be deemed to be satisfied and cancelled. The closing is conditioned on the closing of a transaction in which Holdings obtains a minimum of $10,000,000 of new financing, although Holdings may waive this condition in its sole discretion. (Xethanol will retain the remaining 390,000 shares of Holdings’ common stock that it now owns.)

If the closing does not occur on or before November 9, 2007, or a later date as the parties may agree in writing, each party shall have an independent right to terminate the Agreement on 10 calendar days’ written notice to the other party. Neither party will incur any obligation to the other party as a result of the termination, unless the termination results from a failure to close arising from a breach by a party of its obligations under the Agreement, in which case the non-breaching party will be entitled to pursue remedies at law or equity. The failure of Holdings to obtain new financing will not be a breach of the Agreement. If the Agreement is terminated other than as a result of a breach by Xethanol of its obligations under the Agreement, Xethanol will retain the non-refundable deposit of $250,000.

The board of directors of Xethanol unanimously approved the transaction. In its deliberation, the board took into account a fairness opinion from Taylor Consulting Group, Inc., Atlanta, Georgia, to the effect that the terms of the transaction were fair and reasonable from a financial point of view to Xethanol and to its shareholders.

Xethanol recommends that investors read the Agreement carefully. A copy of the Agreement is attached to this report as Exhibit 10.1 and is incorporated into this report by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Exhibit

10.1	Stock Purchase and Termination Agreement by and among Xethanol Corporation, H2Diesel Holdings, Inc. and H2Diesel, Inc. dated October 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: October 9, 2007	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President